Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS THIRD QUARTER RESULTS

Company updates 2010 outlook and provides 2011 business drivers

TAMPA, October 28, 2010 — TECO Energy, Inc. (NYSE:TE) today reported third quarter net income of $51.0 million or $0.24 per share, compared to $64.8 million or $0.30 per share in the third quarter of 2009. Net income in the third quarter was reduced by the one-time $24.0 million reduction in base revenue ($14.7 million after-tax, or $0.07 per share) at Tampa Electric under its regulatory agreement approved by the Florida Public Service Commission (FPSC) in August. Year-to-date net income and earnings per share were $182.3 million or $0.85 per share in 2010, compared to $160.4 million or $0.75 per share in the same period in 2009.

Third-quarter 2010 non-GAAP results were $74.1 million, which exclude a $24.9 million tax charge on undistributed earnings at DECA II as a result of its sale in October 2010, and a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station. Third-quarter 2009 non-GAAP results, which excluded restructuring charges and the write-off of project development costs, were $85.6 million. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

Year-to-date 2010 and 2009 non-GAAP results were $226.6 million and $176.1 million, respectively, which exclude $44.3 million and $15.7 million of net charges and gains, respectively, which are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy President and Chief Executive Officer John Ramil said, “Our results this quarter reflect stronger than expected customer growth for the Florida utilities, driven by the improvements in the state and local economies that we experienced in the first half of the year.”

Ramil also said, “The sale of our interest in DECA II last week provides cash that we can use to retire TECO Energy debt and to invest in our utility operations. We look forward to the continued good operations and strong earnings and cash flow from our two power plants in Guatemala.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP results used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

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Results Comparisons
	3 months ended Sep. 30		9 months ended Sep. 30		12 months ended Sep. 30
(millions)	2010	2009	2010	2009	2010	2009
Net income attributable to TECO Energy	$51.0	$64.8	$182.3	$160.4	$253.9	$182.4
Non-GAAP Results	$74.1	$85.6	$226.6	$176.1	$298.6	$218.4

Third quarter 2010 non-GAAP results exclude a $24.9 million tax expense on undistributed earnings at DECA II and a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station. Third quarter 2009 non-GAAP results excluded $15.4 million of restructuring charges, the write-off of $5.2 million of project development costs at Tampa Electric and a $0.2 million valuation adjustment on auction-rate securities. In addition to the third quarter charges and gains, year-to-date 2010 non-GAAP results also excluded $20.3 million of early debt retirement charges and the final $0.9 million of restructuring charges recorded in the first quarter of 2010. The $20.3 million charge represents premiums and costs associated with the early retirement of $300 million of TECO Energy and TECO Finance notes with maturities in 2011 and 2012. In addition to the third quarter charges, results in the 2009 year-to-date period excluded a $3.6 million loss on auction-rate securities held at TECO Energy, and an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider Navega. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information (millions)	3 months ended Sep. 30		9 months ended Sep. 30		12 months ended Sep. 30
	2010	2009	2010	2009	2010	2009
Net Income (loss)
Tampa Electric	$61.9	$54.3	$166.8	$121.1	$205.9	$150.0
Peoples Gas System	3.7	3.4	26.7	19.2	39.3	28.5
TECO Coal	8.3	11.6	45.8	29.7	53.3	32.4
TECO Guatemala	(12.6)	8.1	8.4	29.2	17.9	28.9
Parent & other	(10.3)	(12.6)	(65.4)	(38.8)	(80.5)	(57.4)
Net income attributable to TECO Energy	$51.0	$64.8	$182.3	$160.4	$253.9	$182.4

Operating Company Results

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

Due to an accounting rule change related to variable interest entities, effective Jan. 1, 2010 the results from the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

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Tampa Electric

Tampa Electric reported net income for the third quarter of $61.9 million, compared with $54.3 million for the same period in 2009. There were no charges or gains in the third quarter of 2010. Third-quarter 2009 non-GAAP results were $70.6 million, which excluded $11.1 million of restructuring charges and the $5.2 million write-off of project development costs primarily related to the Polk Unit 6 IGCC project (see the Results Reconciliation table later in this release).

Net income for the 2010 quarter reflected the one-time $24.0 million reduction in base revenues ($14.7 million after tax) associated with the regulatory agreement approved by the FPSC in August that resolved all outstanding issues in the 2008 base rate case. Net income also reflected the 2010 component of rates approved by the FPSC in December 2009, a 0.8% higher average number of customers, higher earnings on nitrogen oxide (NOx) control projects, and higher operations and maintenance expenses. Net income included $0.2 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, compared with $2.5 million in the 2009 period.

Total retail energy sales increased 3.6% in the third quarter of 2010, compared to the same period in 2009. Total degree days in Tampa Electric’s service area were 6% above normal and 4% higher than in the third quarter of 2009. Pretax base revenue increased between $6 and $8 million from hotter summer weather in the third quarter of 2010, compared to the same period last year. Pretax base revenues increased between $7 and $9 million in the third quarter of 2010, due to the new base rates approved by the FPSC for Tampa Electric effective in January 2010.

Sales to the weather-sensitive residential customer segment increased 5.7% due to the hotter-than-normal summer weather and customer growth. Sales to the commercial customer segment increased 2.6% in the third quarter, primarily due to hotter-than-normal summer weather. Sales to non-phosphate industrial customers increased 5.3% due to increased operations for several customers following low usage in 2009. Sales to industrial-phosphate customers decreased 3.3% in the third quarter of 2010, driven by increased self-generation by a single large phosphate producer.

Operations and maintenance expense, excluding charges and all FPSC-approved cost recovery clauses, increased slightly, driven primarily by the accrual of performance-based incentive compensation for all employees based on financial results.

Compared to the third quarter of 2009, depreciation and amortization expense increased $2.2 million, reflecting additions to facilities to serve customers including peaking combustion turbines, NOx control projects and rail unloading facilities.

Year-to-date net income was $166.8 million, compared with $121.1 million in the 2009 period. There were no charges or gains in the 2010 year-to-date period. Year-to-date 2009 non-GAAP results were $137.4 million, which excluded the $16.3 million of third-quarter charges described above (see the Results Reconciliation table later in this release).

Year-to-date 2010 results were driven primarily by higher base revenues from favorable weather, new base rates, 0.6% higher average number of customers, higher earnings on NOx control projects, and lower operations and maintenance expenses. Net income included $1.6 million of AFUDC - equity, compared with $8.3 million in the 2009 period for NOx control projects, coal rail unloading facilities and peaking combustion turbines. Sales to other utilities increased 15% from the 2009 period, reflecting 2010’s weather extremes.

Total degree days in Tampa Electric’s service area were 14% above normal and 10% above the prior year-to-date period. Pretax base revenue increased between $24 and $33 million

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from favorable weather in 2010 compared to the same period last year. Pretax base revenues increased between $50 and $60 million in the 2010 year-to-date period due to the new base rates approved by the FPSC for Tampa Electric effective in May 2009 and January 2010.

In the 2010 year-to-date period, total retail energy sales increased 4.2%, compared to the 2009 period, driven primarily by favorable weather and the 0.6% increase in the average number of customers. Favorable weather in the period contributed to an 8.6% increase in sales to the weather-sensitive residential customer class. Sales to industrial-other customers declined 3.2% primarily due to economic conditions. Operations and maintenance expense, excluding restructuring charges, project write-off and all FPSC-approved cost recovery clauses, decreased $2.1 million, due to lower spending on generating unit maintenance more than offsetting the accrual of performance-based incentive compensation for all employees.

Compared to the 2009 year-to-date period, depreciation and amortization expense increased $8.0 million, reflecting the additions to facilities to serve customers discussed above. In 2010, interest expense increased $3.2 million due to debt issued in 2009.

Peoples Gas

Peoples Gas reported net income of $3.7 million for the third quarter, compared to $3.4 million in the same period in 2009. There were no charges or gains in the third quarter of 2010. Non-GAAP results of $6.2 million in 2009 excluded $2.8 million of restructuring costs (see the Results Reconciliation table later in this release). Quarterly results reflect a 0.6% higher average number of customers and increased sales to commercial and industrial customers due to the return to service of several higher volume customers that were idle in the 2009 period. Non-fuel operations and maintenance expense increased, due to the accrual of performance-based incentive compensation for all employees based on financial results and a provision related to potential earnings above the top of the allowed return on equity (ROE) range, discussed below. Results also reflect increased depreciation expense due to routine plant additions.

For 2010, as a result primarily of the unprecedented cold winter weather, Peoples Gas expects to earn above the top of its allowed ROE range of 9.75% to 11.75%. As a result, in the third quarter of 2010, Peoples Gas recorded an additional provision related to these potential earnings. The disposition of any earnings above the top of the allowed range will be determined by the FPSC.

Peoples Gas reported net income of $26.7 million for the year-to-date period, compared to net income of $19.2 million and non-GAAP results of $22.0 million, which excluded the restructuring costs, in the same period in 2009. Results reflect a 0.5% higher average number of customers. Residential customer usage increased due to the cold first quarter winter weather in 2010. Pretax base revenues increased approximately $10 million due to the unprecedented cold winter weather and approximately $5 million due to the higher base rates which became effective in June 2009. Increased sales to commercial and industrial customers reflect the colder-than-normal winter weather, the return to service of several higher volume customers that were idle in the 2009 period and generally higher usage by those customers. Gas transported for power generation customers increased over the 2009 year-to-date period due to higher power demand in the first quarter. Non-fuel operations and maintenance expense increased, due to the same factors as in the third quarter.

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TECO Coal

TECO Coal achieved third quarter net income of $8.3 million on sales of 2.2 million tons, compared to $11.6 million on sales of 2.3 million tons in the same period in 2009. In the 2010 third quarter, results reflect an average net per-ton selling price, excluding transportation allowances, of $76 per ton, due to a sales mix that was more heavily weighted to utility steam coal as a result of transportation constraints. In the third quarter of 2010, the all-in total per-ton cost of production increased to almost $71 per ton from the timing of surface mine reclamation activities, generally higher mining costs due to increased inspection activities, and availability of contract miners. TECO Coal’s effective income tax rate in the third quarter of 2010 was 24%, which was the same as the 2009 period.

TECO Coal recorded year-to-date net income of $45.8 million on sales of 6.8 million tons in 2010, compared to $29.7 million on sales of 6.8 million tons in the 2009 period. Year-to-date net income includes a $5.3 million benefit from the settlement of state income tax issues recorded in prior years. The 2010 year-to-date sales mix was driven by the same factors as the third quarter. The 2010 year-to-date average net per-ton selling price was more than $76 per ton, and the all-in total per-ton cost of production was almost $69 per ton. TECO Coal’s effective income tax rate was a more normal 23%, excluding the effect of the state income tax settlements discussed above, compared to 18% in the 2009 year-to-date period.

TECO Guatemala

TECO Guatemala reported a third quarter loss of $12.6 million in 2010, compared to net income of $8.1 million in the 2009 period. TECO Guatemala’s third quarter 2010 non-GAAP results were $12.3 million, which exclude a $24.9 million tax charge related to undistributed earnings as a result of the sale of its ownership interest in DECA II, which included EEGSA and affiliated companies, on Oct. 21, 2010. There were no charges or gains in the third quarter of 2009. Year-to-date 2010 net income was $8.4 million, compared to $29.2 million in the 2009 period. Year-to-date 2010 non-GAAP results were $33.3 million, which excluded the third-quarter tax charge, compared to 2009 non-GAAP results of $20.5 million, which excluded an $8.7 million gain on the sale of the telecommunication company, Navega.

Third quarter results include a $3.6 million benefit from insurance recoveries related to the unplanned outages at the San José Power Station in 2009. Normal operations and capacity payments at San José increased net income $2.9 million in 2010. In the 2010 year-to-date period, higher capacity payments, contract sales and first quarter spot energy sales at the San José Power Station increased net income $11.9 million. Because the capacity payment for the San José Power Station is calculated on a rolling 12-month average, it returned to normal levels in the second quarter of 2010. Year-to-date results in 2010 for DECA II included an $0.8 million benefit related to an adjustment to previously estimated year-end equity balances, compared to a similar $2.5 million benefit in 2009.

Parent & Other

The cost for Parent & other in the third quarter of 2010 was $10.3 million, compared to a cost of $12.6 million in the same period in 2009, which included a $1.5 million gain on the sale of the final lease in a leveraged lease portfolio. Third-quarter 2010 non-GAAP results were a cost of $12.1 million, compared to 2009 non-GAAP cost of $10.9 million. Non-GAAP results in 2010 excluded a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station. Non-GAAP results in 2009 excluded $1.5 million of

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restructuring cost and a $0.2 million charge associated with the sale of auction-rate securities held at TECO Energy parent. The year-to-date Parent & other cost was $65.4 million in 2010, compared to $38.8 million in the 2009 period, which included a $2.6 million benefit from a sale of property by TECO Properties. The 2010 year-to-date non-GAAP cost was $46.0 million, which excluded the third-quarter benefit related to the McAdams Power station, the $20.3 million of debt retirement charges and $0.9 million of final restructuring charges. The 2009 year-to-date Parent & other non-GAAP cost was $33.6 million, excluding the $1.5 million restructuring charge and the $3.8 million valuation adjustment on student-loan securities held at TECO Energy. In 2010, the year-to-date cost for Parent & other also included negative valuation adjustments to foreign tax credits totaling $5.9 million based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards, and a $1.1 million charge to adjust deferred tax balances related to the Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act enacted in the first quarter. (See the Results Reconciliation table.)

Cash and Liquidity

The table below sets forth the Sep. 30, 2010 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of Sep. 30, 2010
(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	34.6	27.9	—	6.7

Available credit facilities	640.4	447.1	—	193.3
Cash and short-term investments	166.3	16.2	61.8	88.3

Total liquidity	$806.7	$463.3	$61.8	$281.6

2010 Earnings Outlook

At the time TECO Energy announced Tampa Electric’s regulatory stipulation and a one-time $24 million reduction in base revenue for 2010, in July it tightened the outlook for 2010 earnings to a range of $1.25 to $1.35 per share including the effects of the regulatory stipulation and excluding charges and gains.

As a result of margin compression on TECO Coal sales, and the loss of DECA II earnings for the final two months of the year, TECO Energy believes it is unlikely that results will exceed the middle of it guidance range.

The guidance was provided in the form of a range to allow for varying outcomes with respect to important variables, such as the strength of the economic recovery in 2010, weather and customer usage at the Florida utilities, and demand for production, achieved margins and the potential for deferral of contracted tons at TECO Coal. The July guidance range included TECO Coal’s sales forecast of 9.0 million tons at an average selling price of $77 per ton. The all-in total cost of production was expected to be within the previously provided range of $65 to $69 per ton

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but towards the high end, reflecting higher contract miner costs and the negative impact on productivity of increased safety inspections. In February, Tampa Electric and Peoples Gas forecasted no customer growth and weather-normalized energy sales below 2009 levels, primarily due to lower expected sales to commercial and non-phosphate industrial customers; however, year-to-date customer and weather normalized energy sales growth has been stronger than initially expected.

Tampa Electric entered into a stipulation with the intervenors from its 2008 base rate proceeding (the Office of Public Counsel, the State of Florida Office of the Attorney General, the Florida Industrial Powers User Group and the Florida Retail Federation). The stipulation, which was approved by the FPSC in August, resolves all issues in the docket and all issues in the intervenors appeal of the FPSC’s 2009 decision in the base rate proceeding pending before the Florida Supreme Court, thereby enabling the docket related to the base rate proceeding to be closed.

Under the terms of the stipulation, the $25.7 million step increase remains in effect for 2010. The stipulation included a one-time reduction of $24.0 million to customer’s bills, which Tampa Electric recognized in the third quarter of 2010 and will apply to customer bills in the fourth quarter. Effective Jan. 1, 2011, and for subsequent years, rates of $24.4 million (a $1.3 million reduction from the $25.7 million in effect for 2010) related to the step increase will be in effect.

With the effects of the regulatory stipulation included, Tampa Electric expects to earn near the midpoint of its allowed ROE range of 10.25% to 12.25%. Taking into account the disposition of earnings above the top of its allowed ROE range, Peoples Gas expects to earn at the top of its allowed ROE range of 9.75% to 11.75% for the year, primarily as a result of the abnormally cold winter weather. In the 2010 year-to-date period, Tampa Electric and Peoples Gas have recorded actual customer growth of 0.6% and 0.5%, respectively, and 4.2% higher retail electric sales and 13.4% higher therm sales, respectively, due to favorable weather and customer growth. The utilities expect to benefit from the year-to-date actual customer growth for the remainder of the year. However, this guidance assumed normal weather for the remainder of the year, but October weather has consistently been milder than normal.

TECO Coal expects to sell almost 9 million tons at an average price of more than $76 per ton. The all-in, total cost of production is expected to be at the top of the previously provided range of $65 to $69 per ton due to the timing of surface mine reclamation activities and generally higher mining costs due to increased inspection activities. The utility steam coal market remains weak for new contract activity, but customers are taking delivery of existing contract amounts in 2010. TECO Coal’s effective income tax rate is expected to be the normal 25% for 2010.

TECO Guatemala expects 2010 non-GAAP results to be above 2009’s level. The San José Power Station is operating normally and the capacity payments are back to normal levels. Due to the resumption of normal rainfall, the ability to make spot energy sales at good margins, which favorably impacted results earlier in the year, is expected to be limited in the fourth quarter. Prior to its sale, EEGSA experienced customer and energy sales growth and that partially mitigated the negative impacts of the lower Value Added Distribution. Prior to the sale, DECA II was expected to contribute approximately $15 million to 2010 net income at TECO Guatemala; the Oct. 21, 2010 sale of DECA II will reduce the expected net income contribution by approximately $2 million. TECO Guatemala extended the power sales contract for the Alborada Power Station for five years at rates approximately 55%, or $7.0 million after tax on an annual basis, below the current contract level effective Sep. 14, 2010. The 2010 impact of the lower capacity payments and the loss of earnings from DECA II are included in the earnings outlook.

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2011 Preliminary Outlook

The operating companies are in the process of developing detailed 2011 business plans and formal 2011 guidance will be provided at the time of TECO Energy’s fourth-quarter earnings release in early February. Major business drivers that are expected to drive 2011 results are:

For 2011, the Florida utilities expect to continue to earn within their allowed ROE ranges of 10.25% to 12.25% for Tampa Electric and 9.75% to 11.75% for Peoples Gas. Tampa Electric expects customer growth to continue in line with the trends experienced in 2010; however, due to the unusual weather experienced in 2010 lower energy sales are expected in 2011 with normal weather. In the first nine months of 2010, weather added between $24 and $33 million to pretax base revenue at Tampa Electric compared to 2009 when weather was more normal. Also in 2010, Tampa Electric reduced base revenue $24.0 million as a one-time item under its regulatory agreement approved by the FPSC.

TECO Coal has approximately 90% of its expected sales of between 8.5 and 9.0 million tons in 2011 contracted or agreed to, resulting in an average contracted or agreed to selling price across all products of $85 per ton. The product mix is expected to be about 35% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. The cost of production is expected to increase to a range between $71 and $75 per ton due to expected higher contract miner costs, higher safety related costs and higher surface mining costs due to delays in the issuance of permits.

TECO Guatemala expects normal operations for the Alborada and San José power stations. The Alborada Power Station’s capacity payments will be at the new contract rate.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP results as a benchmark for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP results reported by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

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Results Reconciliation (millions)	3 months ended Sep. 30		9 months ended Sep. 30		12 months ended Sep. 30
	2010	2009	2010	2009	2010	2009
GAAP net income	$51.0	$64.8	$182.3	$160.4	$253.9	$182.4

Exclude recovery of fees related to McAdams Power Station sale	(1.8)	—	(1.8)	—	(1.8)	—
Add taxes on undistributed earnings at DECA II	24.9	—	24.9	—	24.9	—
Add parent debt extinguishment	—	—	20.3	—	20.3	—
Add restructuring charges	—	15.4	0.9	15.4	1.3	15.4
Add Tampa Electric project development costs	—	5.2	—	5.2	—	5.2
Add valuation adjustment on auction rate securities	—	0.2	—	3.8	—	3.8
Exclude gain on sale of Navega	—	—	—	(8.7)	—	(8.7)
Exclude final adjustment on sale of TECO Transport recorded at parent	—	—	—	—	—	(3.2)
Add taxes on repatriated cash and investments	—	—	—	—	—	21.6
Add Tampa Electric waterborne transportation audit adjustment	—	—	—	—	—	1.9

Total charges and gains	23.1	20.8	44.3	15.7	44.7	36.0

Non-GAAP results	$74.1	$85.6	$226.6	$176.1	$298.6	$218.4

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community to discuss its third quarter results, its outlook for the remainder of 2010 and preview business drivers for 2011 at 9:00 AM Eastern time, Thursday, October 28, 2010. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other

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information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2009, and as updated in subsequent SEC filings.

Summary Information as of Sep. 30, 2010
	3 months ended		9 months ended		12 months ended
(millions except per share amounts)
	2010	2009	2010	2009	2010	2009
Revenues	$901.8	$896.3	$2,712.9	$2,545.5	$3,478.0	$3,315.8

Net income attributable to TECO Energy	$51.0	$64.8	$182.3	$160.4	$235.9	$182.4

Earnings per share attributable to TECO Energy – basic	$0.24	$0.30	$0.85	$0.75	$1.10	$0.86

Earnings per share attributable to TECO Energy – diluted	$0.24	$0.30	$0.85	$0.75	$1.10	$0.86
Average common shares outstanding – basic	212.8	211.9	212.5	211.7	212.4	211.6
Average common shares outstanding – diluted	215.1	213.2	214.6	212.8	214.5	212.6

Contact:	News Media: Rick Morera - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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SEPTEMBER 2010

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The financial statements for the periods ended June 30, 2010 include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

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TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(millions except share data)	2010	2009	2010	2009	2010	2009

Revenues
Regulated electric and gas	$707.4	$719.3	$2,079.1	$2,036.0	$2,692.3	$2,661.9
Unregulated	194.4	177.0	633.8	509.5	785.7	653.9

Total revenues	901.8	896.3	2,712.9	2,545.5	3,478.0	3,315.8

Expenses
Regulated operations
Fuel	224.5	253.5	573.9	707.7	776.2	923.5
Purchased power	45.2	46.3	151.5	144.6	184.6	187.2
Cost of natural gas sold	61.0	47.5	236.4	186.7	292.4	275.7
Other	96.1	87.1	280.5	245.1	354.0	306.7
Operation other expense
Mining related costs	119.9	123.2	375.1	352.6	481.2	460.3
Guatemalan power generation	15.6	3.0	48.5	9.2	51.7	13.0
Other	1.9	0.5	5.0	2.7	7.1	3.2
Maintenance	44.6	46.3	137.1	144.9	179.7	185.7
Depreciation and amortization	78.8	72.8	233.7	213.8	307.8	283.3
Restructuring charges	0.0	25.0	1.5	25.0	2.2	25.0
Recoveries from previously impaired assets	(2.9)	0.0	(2.9)	0.0	(2.9)	0.0
Taxes, other than income	57.4	56.1	174.1	172.4	226.1	222.9

Total expenses	742.1	761.3	2,214.4	2,204.7	2,860.1	2,886.5

Income from operations	159.7	135.0	498.5	340.8	617.9	429.3

Other income (expense)
Allowance for other funds used during construction	0.3	2.5	1.6	8.3	2.5	10.3
Other income	10.4	1.2	16.0	21.3	18.1	25.6
Loss on debt extinguishment	0.0	0.0	(33.0)	0.0	(33.0)	0.0
Income from equity investments	3.6	11.3	10.5	33.0	24.3	48.4

Total other income	14.3	15.0	(4.9)	62.6	11.9	84.3

Interest charges
Interest expense	57.5	58.2	175.8	173.2	234.1	231.8
Allowance for borrowed funds used during construction	(0.1)	(0.9)	(0.9)	(3.2)	(2.2)	(4.0)

Total interest charges	57.4	57.3	174.9	170.0	231.9	227.8

Income before provision for income taxes	116.6	92.7	318.7	233.4	397.9	285.8
Provision for income taxes	65.5	27.9	135.9	73.0	161.5	103.4

Net income	51.1	64.8	182.8	160.4	236.4	182.4
Less: Net income attributable to noncontrolling interest	(0.1)	0.0	(0.5)	0.0	(0.5)	0.0

Net income attributable to TECO Energy	$51.0	$64.8	$182.3	$160.4	$235.9	$182.4

Average common shares outstanding - basic (millions)	212.8	211.9	212.5	211.7	212.4	211.6
Average common shares outstanding - diluted (millions)	215.1	213.2	214.6	212.8	214.5	212.6

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.24	0.30	0.85	0.75	1.10	0.86
Earnings per share attributable to TECO Energy — diluted	0.24	0.30	0.85	0.75	1.10	0.86

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TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	September 30, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$151.6	$46.0
Short-term investments	14.7	0.8
Receivables	371.5	277.4
Inventories at average cost
Fuel	156.8	124.3
Materials and supplies	77.8	65.7
Current derivative assets	0.8	0.8
Income tax receivables	2.1	1.7
Prepayments and other current assets	31.5	25.7
Current regulatory assets	67.6	109.2

Total current assets	874.4	651.6

Property, plant and equipment
Utility plant in service
Electric	6,521.6	6,079.5
Gas	1,041.0	1,017.2
Construction work in progress	249.0	304.5
Other property	395.4	377.2

Property plant and equipment at original cost	8,207.0	7,778.4
Accumulated depreciation	(2,411.1)	(2,234.3)

Total property, plant and equipment, net	5,795.9	5,544.1

Other assets
Deferred income taxes	84.3	222.7
Long-term regulatory assets	327.4	335.6
Investment in unconsolidated affiliates	137.8	279.3
Goodwill	59.4	59.4
Long-term derivative assets	0.2	0.2
Deferred charges and other assets	150.6	126.6

Total other assets	759.7	1,023.8

Total assets	$7,430.0	$7,219.5

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$67.1	$106.5
Non-recourse	10.1	1.4
Notes payable	27.0	55.0
Accounts payable	257.1	251.4
Other current liabilities	17.4	20.6
Customer deposits	154.9	151.2
Current derivative liabilities	45.8	34.0
Interest accrued	72.1	45.3
Taxes accrued	61.7	20.5
Current regulatory liabilities	108.7	85.4

Total current liabilities	821.9	771.3

Other liabilities
Investment tax credits	10.5	10.8
Long-term regulatory liabilities	614.5	602.6
Long-term derivative liabilities	5.8	3.6
Deferred credits and other liabilities	513.3	544.2
Long-term debt, less amount due within one year
Recourse	3,275.7	3,195.4
Non-recourse	37.1	6.2

Total other liabilities	4,456.9	4,362.8

Total Liabilities	5,278.8	5,134.1
Capital
Common equity	214.7	213.9
Additional paid in capital	1,537.9	1,530.8
Retained earnings	417.4	365.7
Accumulated other comprehensive loss	(19.6)	(25.0)

TECO Energy stockholders' equity	2,150.4	2,085.4
Noncontrolling interest	0.8	0.0

Total capital	2,151.2	2,085.4

Total liabilities and capital	$7,430.0	$7,219.5

Book Value Per Share	$10.02	$9.75

- More Page 13 -

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(millions)	2010	2009	2010	2009	2010	2009

Cash flows from operating activities
Net income	$51.1	$64.8	$182.8	$160.4	$236.4	$182.4

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	78.8	72.8	233.7	213.8	307.8	283.3
Deferred income taxes	63.9	27.5	136.5	73.0	161.9	98.8
Investment tax credits, net	(0.1)	(0.1)	(0.3)	(0.3)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.3)	(2.5)	(1.6)	(8.3)	(2.5)	(10.3)
Non-cash stock compensation	2.0	3.9	5.4	8.6	7.1	10.4
Loss / (Gain) on sales of business / assets, pretax	(0.3)	3.1	(0.9)	(15.5)	(1.3)	(15.7)
Noncash debt extinguishment, pretax	0.0	0.0	0.9	0.0	0.9	0.0
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	8.0	(9.5)	6.8	(9.2)	11.6	(6.7)
Deferred recovery clause	31.7	28.1	44.6	111.4	69.8	112.7
Receivables, less allowance for uncollectibles	(12.0)	(26.9)	(82.0)	(50.7)	(22.8)	3.9
Inventories	8.5	9.8	(28.4)	(37.6)	(17.8)	(37.3)
Prepayments and other current assets	(1.5)	(2.3)	(4.3)	(1.6)	(2.6)	(1.2)
Taxes accrued	11.4	12.0	38.6	39.2	(0.5)	0.8
Interest accrued	19.8	34.1	23.7	37.1	(13.3)	2.2
Accounts payable	(2.6)	(17.7)	36.8	(27.3)	25.5	(48.0)
Other	7.0	14.8	0.7	46.9	17.9	27.1

	265.4	211.9	593.0	539.9	777.7	602.0

Cash flows from investing activities
Capital expenditures	(99.8)	(131.6)	(374.9)	(499.4)	(515.3)	(686.4)
Allowance for other funds used during construction	0.3	2.5	1.6	8.3	2.5	10.3
Net proceeds from sale of business / assets	0.5	0.3	1.4	29.5	3.6	33.8
Net cash increase from consolidation	0.0	0.0	24.1	0.0	24.1	0.0
Restricted cash	0.0	0.3	0.0	0.5	0.0	0.5
Contributions to unconsolidated affiliates	(0.4)	(0.2)	(1.7)	(0.2)	(1.7)	(0.2)
Other investments	(14.7)	7.4	(13.9)	17.1	(14.7)	17.0

	(114.1)	(121.3)	(363.4)	(444.2)	(501.5)	(625.0)

Cash flows from financing activities
Dividends	(44.0)	(42.8)	(130.7)	(128.1)	(173.5)	(170.6)
Proceeds from sale of common stock	2.6	1.1	5.6	3.5	7.3	4.4
Proceeds from long-term debt	0.0	102.1	543.5	102.1	543.5	102.1
Repayment of long-term debt / Purchase in lieu of redemption	(6.1)	(5.5)	(513.7)	(6.9)	(513.7)	(6.9)
Dividend to noncontrolling interest	0.0	0.0	(0.7)	0.0	(0.7)	0.0
Net increase (decrease) in short-term debt	(50.0)	(128.0)	(28.0)	(33.0)	(33.0)	47.0

	(97.5)	(73.1)	(124.0)	(62.4)	(170.1)	(24.0)

Net increase (decrease) in cash and cash equivalents	53.8	17.5	105.6	33.3	106.1	(47.0)
Cash and cash equivalents at beginning of period	97.8	28.0	46.0	12.2	45.5	92.5

Cash and cash equivalents at end of period	$151.6	$45.5	$151.6	$45.5	$151.6	$45.5

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TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas		TECO Coal	TECO Guatemala		Other & Eliminations		TECO Energy

Three months ended September 30,
2010	Revenues - outsiders	$593.3		$114.1		$165.3	$29.0		$0.1		$901.8
	Sales to affiliates	0.3		2.5		—	—		(2.8)		—

	Total revenues	593.6		116.6		165.3	29.0		(2.7)		901.8
	Equity Earnings in Unconsolidated Affiliates	—		—		—	4.1		(0.5)		3.6
	Depreciation	54.4		11.5		11.0	1.8		0.1		78.8
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	30.7		4.6		1.6	4.0		16.5		57.4
	Allocated interest expense (1)	—		—		1.5	3.0		(4.5)		—
	Provision (Benefit) for income taxes	36.8		2.4		2.2	29.1	(3)	(5.0)		65.5
	Net income (loss) attributable to TECO Energy	$61.9		$3.7		$8.3	$(12.6	)(3)	$(10.3	)(2)	$51.0

2009	Revenues - outsiders	$620.6		$98.7		$175.1	$1.9		$—		$896.3
	Sales to affiliates	0.3		2.3		—	—		(2.6)		—

	Total revenues	620.9		101.0		175.1	1.9		(2.6)		896.3
	Equity Earnings in Unconsolidated Affiliates	—		—		—	11.3		—		11.3
	Depreciation	50.8		11.1		10.6	0.2		0.1		72.8
	Restructuring charges	18.1		4.5		—	—		2.4		25.0
	Total interest charges (1)	29.8		4.6		1.8	3.3		17.8		57.3
	Allocated interest expense (1)	—		—		1.6	3.2		(4.8)		—
	Provision (Benefit) for income taxes	31.9		2.2		3.7	1.1		(11.0)		27.9
	Net income (loss) attributable to TECO Energy	$54.3	(9)	$3.4	(10)	$11.6	$8.1		$(12.6	)(8)	$64.8

Nine months ended September 30,
2010	Revenues - outsiders	$1,670.9		$408.2		$537.9	$95.7		0.2		$2,712.9
	Sales to affiliates	1.0		17.4		—	—		(18.4)		—

	Total revenues	1,671.9		425.6		537.9	95.7		(18.2)		2,712.9
	Equity Earnings in Unconsolidated Affiliates	—		—		—	12.1		(1.6)		10.5
	Depreciation	161.0		34.3		32.8	5.4		0.2		233.7
	Restructuring charges	—		—		—	—		1.5		1.5
	Total interest charges (1)	91.8		13.8		5.2	13.0		51.1		174.9
	Allocated interest expense (1)	—		—		5.0	9.5		(14.5)		—
	Provision (Benefit) for income taxes	98.4		16.9		9.1	35.9	(3)	(24.4)		135.9
	Net income (loss) attributable to TECO Energy	$166.8		$26.7		$45.8	$8.4	(3)	(65.4	)(4)	182.3

2009	Revenues - outsiders	$1,691.1		$344.9		$503.4	$6.0		$0.1		$2,545.5
	Sales to affiliates	1.0		12.2		—	—		(13.2)		—

	Total revenues	1,692.1		357.1		503.4	6.0		(13.1)		2,545.5
	Equity Earnings in Unconsolidated Affiliates	—		—		—	33.0		—		33.0
	Depreciation	148.1		32.9		32.0	0.6		0.2		213.8
	Restructuring charges	18.1		4.5		—	—		2.4		25.0
	Total interest charges (1)	86.6		14.1		5.5	9.6		54.2		170.0
	Allocated interest expense (1)	—		—		4.8	9.4		(14.2)		—
	Provision (Benefit) for income taxes	69.1		12.3		6.7	10.7		(25.8	)(12)	73.0
	Net income (loss) attributable to TECO Energy	121.1	(9)	19.2	(10)	29.7	29.2	(11)	(38.8	)(12)	$160.4

Twelve months ended September 30,
2010	Revenues - outsiders	$2,173.2		$519.1		$687.6	$97.9		$0.2		$3,478.0
	Sales to affiliates	1.3		20.2		—	—		(21.5)		—

	Total revenues	2,174.5		539.3		687.6	97.9		(21.3)		3,478.0
	Equity Earnings in Unconsolidated Affiliates	—		—		—	26.5		(2.2)		24.3
	Depreciation	213.4		45.6		43.0	5.6		0.2		307.8
	Restructuring charges	0.3		0.2		—	—		1.7		2.2
	Total interest charges (1)	121.3		18.4		7.0	16.4		68.8		231.9
	Allocated interest expense (1)	—		—		6.6	12.8		(19.4)		—
	Provision (Benefit) for income taxes	127.7		17.9		10.3	36.0	(3)	(30.4)		161.5
	Net income (loss) attributable to TECO Energy	$205.9	(5)	$39.3	(6)	$53.3	$17.9	(3)	(80.5	)(7)	235.9

2009	Revenues - outsiders	$2,172.5		$489.3		$645.4	$8.3		$0.3		$3,315.8
	Sales to affiliates	1.3		12.3		—	—		(13.6)		—

	Total revenues	2,173.8		501.6		645.4	8.3		(13.3)		3,315.8
	Equity Earnings in Unconsolidated Affiliates	—		—		—	48.0		0.4		48.4
	Depreciation	196.9		43.6		41.8	0.8		0.2		283.3
	Restructuring charges	18.1		4.5		—	—		2.4		25.0
	Total interest charges (1)	115.3		18.8		7.3	13.5		72.9		227.8
	Allocated interest expense (1)	—		—		6.3	13.2		(19.5)		—
	Provision (Benefit) for income taxes	85.8		18.1		6.5	19.4		(26.4	)(12)	103.4
	Net income (loss) attributable to TECO Energy	$150.0	(9)(13)	$28.5	(10)	$32.4	$28.9	(11)	$(57.4	)(12)(14)	$182.4

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 3 months months ended September 30, 2010 include a $1.8 million after-tax recovery related to a merchant power plant sold in 2006.
(3)	Results for the 3, 9 and 12 months ended September 30, 2010 include a $24.9 million tax charge related to the change in the tax deferral status of an investment in a foreign entity.
(4)	Results for the 9 months ended September 30, 2010 include a a $1.8 million after-tax recovery related to a merchant power plant sold in 2006, $20.3 million after tax charge related to the debt extinguishment activities at TECO Energy and TECO Finance, and a $0.9 million charge related to the SERP pay-out that occurred as a result of the restructuring in 2009.
(5)	Results for the 12 months ended September 30, 2010 include $0.2 million after-tax restructuring costs.
(6)	Results for the 12 months ended September 30, 2010 include $0.1 million after-tax restructuring costs.
(7)	Results for the 12 months ended September 30, 2010 include a $1.8 million after-tax recovery related to a merchant power plant sold in 2006, $20.3 million after tax charge related to the debt extinguishment activities at TECO Energy and TECO Finance, and a $1.0 million charge related to the restructuring in 2009.
(8)	Results for the 3 months ended September 30, 2009 include a $0.2 million loss related to the sale of the auction rate security and $1.5 million after-tax restructuring costs.
(9)	Results for the 3, 9 and 12 months ended September 30, 2009 include a $5.2 million write-off related to project development costs and $11.1 million after-tax restructuring costs.
(10)	Results for the 3, 9 and 12 months ended September 30, 2009 include $2.8 million after-tax restructuring costs.
(11)	Results for the 9 and 12 months ended September 30, 2009 include a $8.7 million gain related to the sale of Navega in the first quarter of 2009. Additionally, the 12 months ended September 30, 2009 results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(12)	Results for the 9 and 12 months ended September 30, 2009 include a $3.8 million loss related to the sale of auction rate securities in the first quarter of 2009 and $1.5 million after-tax restructuring costs. Additionally, the 12 months ended September 30, 2009 includes a $12.0 million valuation allowance in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.
(13)	Results for the 12 months ended September 30, 2009 include a $1.9 million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(14)	Results for the 12 months ended September 30, 2009 include a $3.2 million tax benefit booked in the fourth quarter of 2008 related to the sale of TECO Transport.

- More Page 15 -

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended September 30,	2010	2009	Percent Change	2010	2009	Percent Change

Residential	$339,184	$325,123	4.3	2,829,963	2,677,315	5.7
Commercial	183,365	183,210	0.1	1,792,895	1,747,816	2.6
Industrial — Phosphate	19,030	20,071	(5.2)	210,461	217,686	(3.3)
Industrial — Other	27,781	26,821	3.6	285,902	271,505	5.3
Other sales of electricity	50,677	52,246	(3.0)	482,780	492,839	(2.0)

	620,037	607,471	2.1	5,602,001	5,407,161	3.6

Deferred and other revenues	(28,747)	(7,797)	268.7	—	—	—
Provision for Revenue Stipulation	(24,000)	—	—	—	—	—
Sales for resale	13,116	8,341	57.2	173,156	81,111	113.5
Other operating revenue	13,192	12,900	2.3	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$593,598	$620,915	(4.4)	5,775,157	5,488,272	5.2

Average customers	671,014	665,597	0.8	—	—	—

Retail Net Energy For Load				5,820,446	5,722,363	1.7

Total Degree Days				1,744	1,673	4.2

	Operating Revenues*			Sales — Kilowatt-hours*
Nine Months Ended September 30,	2010	2009	Percent Change	2010	2009	Percent Change

Residential	$862,060	$833,787	3.4	7,193,727	6,622,089	8.6
Commercial	491,732	522,749	(5.9)	4,727,362	4,711,266	0.3
Industrial — Phosphate	64,061	60,896	5.2	725,371	684,834	5.9
Industrial — Other	78,599	85,445	(8.0)	804,071	830,725	(3.2)
Other sales of electricity	143,873	152,709	(5.8)	1,352,302	1,357,679	(0.4)

	1,640,325	1,655,586	(0.9)	14,802,833	14,206,593	4.2

Deferred and other revenues	(15,471)	(32,919)	(53.0)	—	—	—
Provision for Revenue Stipulation	(24,000)	—	—	—	—	—
Sales for resale	33,002	33,541	(1.6)	400,228	347,764	15.1
Other operating revenue	37,781	35,803	5.5	—	—	—
SO2 Allowance Sales	48	93	(48.4)	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$1,671,891	$1,692,104	(1.2)	15,203,061	14,554,357	4.5

Average customers	670,638	666,427	0.6	—	—	—

Retail Net Energy For Load				15,769,953	15,185,734	3.8

Total Degree Days				3,862	3,511	10.0

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended September 30,	2010	2009	Percent Change	2010	2009	Percent Change

Residential	$1,110,732	$1,061,957	4.6	9,238,109	8,598,224	7.4
Commercial	658,068	676,086	(2.7)	6,290,399	6,236,385	0.9
Industrial — Phosphate	84,342	79,548	6.0	946,817	960,844	(1.5)
Industrial — Other	104,133	110,859	(6.1)	1,061,819	1,109,395	(4.3)
Other sales of electricity	195,429	199,624	(2.1)	1,833,885	1,820,168	0.8

	2,152,704	2,128,074	1.2	19,371,029	18,725,016	3.4

Deferred and other revenues	(46,760)	(56,707)	(17.5)	—	—	—
Provision for Revenue Stipulation	(24,000)	—	—	—	—	—
Sales for resale	42,219	49,710	(15.1)	492,801	570,541	(13.6)
Other operating revenue	50,131	47,493	5.6	—	—	—
SO2 Allowance Sales	48	5,293	(99.1)	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$2,174,548	$2,173,863	0.0	19,863,830	19,295,557	2.9

Average customers	669,907	666,407	0.5	—	—	—

Retail Net Energy For Load				20,336,575	19,721,865	3.1

Total Degree Days				4,675	4,173	12.0

*	in thousands

- More Page 16 -

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
			Percent			Percent
Three Months Ended September 30,	2010	2009	Change	2010	2009	Change
By Customer Segment:
Residential	$23,963	$24,973	(4.0)	9,947	9,947	—
Commercial	27,046	29,072	(7.0)	85,505	83,262	2.7
Industrial	2,169	1,723	25.9	46,492	41,548	11.9
Off System Sales	49,186	31,905	54.2	94,112	82,763	13.7
Power generation	2,988	2,397	24.7	179,993	158,994	13.2
Other revenues	8,893	8,739	1.8	—	—	—

	$114,245	$98,809	15.6	416,049	376,514	10.5

By Sales Type:
System supply	$83,371	$69,693	19.6	114,997	104,049	10.5
Transportation	21,981	20,377	7.9	301,052	272,465	10.5
Other revenues	8,893	8,739	1.8	—	—	—

	$114,245	$98,809	15.6	416,049	376,514	10.5

Average customers	335,181	333,034	0.6	—	—	—

	Operating Revenues*			Therms*
			Percent			Percent
Nine Months Ended September 30,	2010	2009	Change	2010	2009	Change
By Customer Segment:
Residential	$124,619	$111,440	11.8	69,698	56,740	22.8
Commercial	111,677	109,561	1.9	307,003	284,924	7.7
Industrial	6,979	5,707	22.3	149,650	133,837	11.8
Off System Sales	136,528	84,615	61.4	249,261	195,948	27.2
Power generation	7,518	7,752	(3.0)	452,768	412,026	9.9
Other revenues	31,323	31,701	(1.2)	—	—	—

	$418,644	$350,776	19.3	1,228,380	1,083,475	13.4

By Sales Type:
System supply	$313,344	$252,937	23.9	359,196	295,232	21.7
Transportation	73,977	66,138	11.9	869,184	788,243	10.3
Other revenues	31,323	31,701	(1.2)	—	—	—

	$418,644	$350,776	19.3	1,228,380	1,083,475	13.4

Average customers	336,244	334,720	0.5	—	—	—

	Operating Revenues*			Therms*
			Percent			Percent
Twelve Months Ended September 30,	2010	2009	Change	2010	2009	Change
By Customer Segment:
Residential	$156,546	$154,361	1.4	86,437	77,788	11.1
Commercial	144,311	148,581	(2.9)	403,741	380,951	6.0
Industrial	8,961	7,605	17.8	195,624	178,984	9.3
Off System Sales	169,988	130,306	30.5	322,252	260,063	23.9
Power generation	9,814	10,391	(5.6)	579,095	493,507	17.3
Other revenues	40,234	41,954	(4.1)	—	—	—

	$529,854	$493,198	7.4	1,587,149	1,391,293	14.1

By Sales Type:
System supply	$392,790	$363,294	8.1	461,956	395,531	16.8
Transportation	96,830	87,950	10.1	1,125,193	995,762	13.0
Other revenues	40,234	41,954	(4.1)	—	—	—

	$529,854	$493,198	7.4	1,587,149	1,391,293	14.1

Average customers	335,593	334,557	0.3	—	—	—

* in thousands

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